Exhibit (b)-(2)

EXECUTION VERSION

CHINA MERCHANTS BANK CO., LTD.,

NEW YORK BRANCH

535 Madison Ave., 18th Floor

New York, NY 10022

CONFIDENTIAL

July 31, 2017

AirMedia Holdings Ltd.

AirMedia Merger Company Limited

17/F, Sky Plaza

No. 46 Dongzhimenwai Street

Dongcheng District, Beijing 10027

The People’s Republic of China

Attention: Richard Wu

Project Sky

Commitment Letter

Ladies and Gentlemen:

You have advised China Merchants Bank Co., Ltd., New York Branch (“CMB NY”, “we”, “us” or the “Commitment Party”) that AirMedia Holdings Ltd., a Cayman Islands exempted company (the “Parent”), formed at the direction of and controlled by Mr. Herman Man Guo (the “Sponsor”), intends to consummate through AirMedia Merger Company Limited, a Cayman Islands exempted company (“Merger Sub” and together with Parent, “you”), the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B and Exhibit C (the “Term Sheet”). This commitment letter, the Transaction Description and the Term Sheet, are collectively referred to as the “Commitment Letter.”

1.	Commitments.

In connection with the Transactions, CMB NY is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Term Facility, subject only to the satisfaction of the conditions set forth in Section 5 hereof, the section entitled “Conditions to the Borrowing” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit C hereto. The Commitment Party is referred to herein as the “Initial Lender”. “Closing Date” is the date on which the Acquisition has been consummated and the funding under the Term Facility has occurred.

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2.	Titles and Roles.

It is agreed that (i) the Commitment Party will act as the sole lead arranger for the Term Facility (the “Lead Arranger”) and the administrative agent (in such capacity, the “Administrative Agent”) and the off-shore collateral agent for the Term Facility, and (ii) China Merchants Bank Co., Ltd., Beijing Branch (“CMB BJ”) will act as the on-shore collateral agent for the Term Facility. You agree that no other arrangers, agents or managers will be appointed, and no other titles will be awarded unless you and the Lead Arranger shall so agree.

3.	Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) customary financial estimates, forecasts and other projections (the “Projections”) and forward looking statements and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Party directly or indirectly by you, the Target or by any of your or their respective subsidiaries or representatives, in each case, on your or their behalf in connection with the transactions contemplated hereby, is or will be, when furnished and taken as a whole, correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto provided to the Commitment Party from time to time) and (b) the Projections that have been or will be made available to the Commitment Party by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Party; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use your commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). The accuracy of the foregoing representations shall not be a condition to our commitments hereunder or the funding of the Term Facility on the Closing Date. In arranging the Term Facility, the Commitment Party (i) will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

4.	Fees.

As consideration for the commitments of the Initial Lender hereunder and for the agreement of the Lead Arranger to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Fee Letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, such fees shall not be refundable under any circumstances.

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5.	Conditions.

The commitment of the Initial Lender hereunder to fund the Term Facility on the Closing Date and the agreement of the Lead Arranger to perform the services described herein are subject solely to the satisfaction of the conditions set forth in the section entitled “Conditions to the Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) and in Exhibit C hereto, in each case subject to the applicable Limited Conditionality Provisions as defined below, and upon satisfaction (or waiver by the Commitment Party) of such conditions, the funding of the Term Facility shall occur.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Term Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Term Facility on the Closing Date shall be (a) such of the representations and warranties made by the Target, by the Target on behalf of its subsidiaries, or by its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below), and (ii) the terms of the Term Facility Documentation shall be in a form such that they do not impair the availability or funding of the Term Facility on the Closing Date if the conditions set forth in the section entitled “Conditions to the Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) and in Exhibit C hereto are satisfied (or waived by the Commitment Party) (it being understood that (x) to the extent the perfection of any security interest in any Collateral is not or cannot be achieved on the Closing Date (other than delivery of certificated equities issued by entities other than Target and any of its subsidiaries), after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably, but no later than (1) five business days after the Closing Date with respect to the delivery of the certificated equity securities of subsidiaries of Target and (2) otherwise, 30 days after the Closing Date (in each case, or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably); provided that with respect to security interest in the Collateral that may be perfected by means of the filing or registration of a financing statement or the equivalent thereof under Cayman Islands, Hong Kong or British Virgin Islands laws, you shall have delivered, or caused to be delivered, on or prior to the Closing Date, such necessary financing statements or the equivalent thereof and to irrevocably authorize, and to cause the applicable Security Grantors to irrevocably authorize, the Collateral Agents to file such financing statements or equivalent thereof, and (y) without limitation of clause (x) above, with respect to security interests to be provided by the Target and any subsidiary of the Target that is required to provide security (other than the required deposits into the Cash Pledge Accounts which shall occur at least three days prior to the Closing Date and the pledge of the Cash Pledge Accounts which shall become effective on the Closing Date), if such security interests cannot be provided (including, for the avoidance of doubt, any evidence of authorization, opinions or customary closing certificates for such security providers) as a condition precedent solely because the directors or managers of the Target or such subsidiaries have not authorized such security interests and the election of new directors or managers to authorize such security has not taken place prior to the funding of the Term Facility (such security interests, “Duly Authorized Security”), such election shall take place and such Duly Authorized Security shall be provided within five business days of the Closing Date (or such longer period as may be agreed by the Administrative Agent). For purposes hereof, “Specified Representations” means, the applicable representations and warranties applicable to the Guarantors, the Borrower (for the avoidance of doubt, excluding Target) and the Security Grantors (other than Target) (provided that Individual Grantors shall only be subject to those Specified Representations relating to their guarantee and their grant of security in the Collateral, as applicable) to be set forth in the Term Facility Documentation relating to organizational existence; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Term Facility Documentation, Federal Reserve margin regulations; Patriot Act; the use of the proceeds of the Term Facility not violating the Patriot Act, OFAC, FCPA or anti-money laundering laws; the Investment Company Act; the incurrence of the loans to be made under the Term Facility, and the granting of the security interests in the Collateral to secure the Term Facility, and the entering into of the Term Facility Documentation, do not conflict with the organizational documents, or material laws; and, subject to the proviso in clause (x) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

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6.	Indemnity.

To induce the Commitment Party, the Lead Arranger and the Administrative Agent to enter into this Commitment Letter and the Fee Letter and to proceed with the Term Facility Documentation, you agree (a) to indemnify and hold harmless the Commitment Party, the Lead Arranger, the Administrative Agent, their respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby or thereby, the Term Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent and the Lead Arranger to the extent fulfilling their respective roles as an agent or arranger under the Term Facility and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time, and (b) to reimburse the Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to travel expenses and reasonable fees, disbursements and other charges of one firm of counsel to the Commitment Party, the Lead Arranger and the Administrative Agent identified in the Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Party in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Term Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Term Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided that notwithstanding the foregoing, only one inventory appraisal and one field exam in each relevant jurisdiction shall be included in the definition of Expenses. The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Term Facility Documentation upon execution thereof and thereafter shall have no further force and effect. You acknowledge that the Indemnified Persons may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

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Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Target (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Term Facility and the use of proceeds thereunder), or with respect to any activities related to the Term Facility, including the preparation of this Commitment Letter, the Fee Letter and the Term Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 6.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against one or more Indemnified Persons in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 6.

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its controlled affiliates and (3) the respective agents, advisors and representatives of such Indemnified Person or any of its controlling persons or any of its controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its controlled affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or controlled affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

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7.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Party and its affiliates will not use confidential information obtained from you, the Target or any of your or its subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or its subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Party and its affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Party and its affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or its subsidiaries or affiliates confidential information obtained by them from other persons.

You further acknowledge that the Commitment Party and its affiliates may be engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you (and your affiliates), the Target, the Target’s customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Party and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Party and its affiliates may have economic interests that conflict with those of the Target, you and the Borrower and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and the Borrower and your and their respective subsidiaries and affiliates. You agree that the Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Party and its affiliates, on the one hand, and you, the Borrower and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Party and its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Borrower, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) the Commitment Party and its applicable affiliates (as the case may be) have not assumed any advisory or fiduciary responsibility or any other obligation in favor of you, the Target, the Borrower or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you, the Borrower, or the Target or any of your or their respective affiliates on other matters), and the Commitment Party has no obligation to you, the Target, the Borrower or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Party and its affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

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You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Party or its affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

8.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of the Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Commitment Party (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to your and your affiliates’ officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Party consents in writing to such proposed disclosure, or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof, except as provided in clause (iv) below), and the contents hereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Facility or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (iv) if the fee amounts payable pursuant to the Fee Letter and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Party and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (v) you may disclose this Commitment Letter and the information contained herein and the Fee Letter in connection with the exercise by you of any remedies or enforcement of any rights hereunder in any suit, action or proceeding brought by you against us relating to this Commitment Letter, the Fee Letter or the transactions contemplated thereby, and (vi) you may disclose this Commitment Letter and its contents (but not the Fee Letter or the contents thereof) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder.

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The Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction over, the Commitment Party or any of its affiliates (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (d) to the extent that such information is or was received by the Commitment Party or any of its Related Parties from a third party that is not, to the Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by the Commitment Party or any of its Related Parties without the use of any confidential information, (f) to the Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (such related persons described in this clause (f), collectively, the “Related Parties”), (g) to potential or prospective Lenders, participants or assignees, (h) for purposes of establishing a “due diligence” defense, (i) to the extent you consent in writing to any specific disclosure, (j) to the extent such information was already in the Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, the disclosure of any such information to any Lenders, participants or assignees or prospective Lenders, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, participant or assignee or prospective Lender, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any marketing materials) in accordance with customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Term Facility is funded, the Commitment Party’s and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded (except as otherwise specified herein) by the confidentiality provisions in the Term Facility Documentation upon the funding thereunder to the extent that such provisions are binding on the Commitment Party.

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The confidentiality provisions set forth in this Section 8 shall survive the termination of this Commitment Letter and (other than your obligations with respect to the Fee Letter) shall expire and shall be of no further effect after the second anniversary of the date hereof.

9.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). The Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Party in such manner as the Commitment Party and its affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, the Commitment Party hereunder; provided that subject to the satisfaction of the conditions set forth in the section entitled “Conditions to the Borrowing” in Exhibit B and Exhibit C hereto (subject to the Limited Conditionality Provisions), (x) the Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund its commitment in respect of the Term Facility on the Closing Date) until after the funding of the Commitment Party’s commitment in respect of the Term Facility on the Closing Date has occurred and (y) the Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the funding of the Commitment Party’s commitment in respect of the Term Facility on the Closing Date has occurred. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Facility (including, without limitation the Commitment Letter and the Fee Letter, each dated as of September 29, 2015, among us and you, which shall be superseded, replaced and terminated in full by this Commitment Letter and the Fee Letter dated as of the date hereof, respectively) and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Term Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments hereunder are subject to conditions precedent expressly set forth in Section 5 herein, including the execution and delivery of the definitive documentation for the Term Facility as provided in this Commitment Letter, and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) or other applicable laws, we and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower, the Guarantors and their respective affiliates, which information may include their names, addresses, tax identification numbers and other information that will allow us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the other applicable laws. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for us and the Lenders.

The indemnification, compensation, reimbursement, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 7 of this Commitment Letter shall remain in full force and effect regardless of whether the Term Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Term Facility Documentation upon the funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lender’s commitments with respect to the Term Facility (or any portion thereof) at any time subject to the provisions of the preceding sentence and the Fee Letter.

10

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Party (or their legal counsel) on behalf of the Commitment Party, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on July 31, 2017. The Initial Lender’s commitments and the obligations of the Commitment Party hereunder will expire at such time in the event that the Commitment Party (or their legal counsel) has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Term Facility and our other undertakings in connection therewith available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Acquisition without the funding of the Term Facility, and (iii) 11:59 p.m., New York City time, on December 31, 2017 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Party hereunder and the agreement of the Commitment Party to provide the services described herein shall automatically terminate unless the Commitment Party shall, in its sole discretion, agree to an extension in writing.

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11

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH

By:	/s/ Joseph M. Loffredo
	Name:	Joseph M. Loffredo
	Title:	Assistant General Manager

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH

By:	/s/ Marina Li
	Name:	Marina Li
	Title:	Assistant General Manager

Project Sky – Commitment Letter

Accepted and agreed to as of the date first above written:

AirMedia Holdings Ltd.

By:	/s/ Herman Man Guo
Name: Herman Man Guo
Title: Director

AirMedia Merger Company Limited

By:	/s/ Herman Man Guo
Name: Herman Man Guo
Title: Director

Project Sky – Commitment Letter

EXHIBIT A

Project Sky

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Sponsor, through AirMedia Holdings Ltd. (the “Parent”), intends to acquire (the “Acquisition”) AirMedia Group Inc. (the “Target”) through a wholly-owned subsidiary of Parent, AirMedia Merger Company Limited (“Merger Sub”), from the equity holders of Target (collectively, the “Sellers”). Parent intends to consummate the Acquisition pursuant to the Agreement and Plan of Merger, dated as of September 29, 2015 (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”) among Parent, Merger Sub and the Target pursuant to which Merger Sub will merge with and into the Target, with the Target being the surviving entity, and the Sellers will receive cash in exchange for all of the issued and outstanding equity interests held thereby in the Target (other than any equity interests held by the Sponsor, entities controlled by the Sponsor, the Rollover Shareholders identified in the Rollover Agreement dated as of September 29, 2015, and any other permitted holders to be mutually agreed by the Sponsor and the Commitment Party prior to giving effect to the Acquisition (collectively, “Equity Permitted Holders”), which equity interests shall be rolled over by entities controlled by the Sponsor and such other Equity Permitted Holders in connection with the Acquisition) (collectively, the “Acquisition Consideration”).

In connection with the foregoing, it is intended that:

a)	The Borrower (as defined in Exhibit B hereto) will obtain up to $220 million under a senior secured term loan facility (the “Term Facility”) described in Exhibit B hereto; and

b)	The proceeds of the Term Facility will be applied solely (i) to pay the Acquisition Consideration and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) through (ii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Project Sky

Up to $220 Million Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	Initially, AirMedia Merger Co. Ltd,, a Cayman Islands exempted company (“Merger Sub”) and, after the Acquisition, the Target (collectively, the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agents:	CMB NY will act as sole administrative agent (the “Administrative Agent”) and off-shore collateral agent and CMB BJ will act as the sole on-shore collateral agent (together with CMB NY, each a “Collateral Agent” and collectively the “Collateral Agents” and the Collateral Agents together with the Administrative Agent, the “Agents”) for CMB NY as initial lender (together with its permitted successors and assigns under the Term Facility, collectively, the “Initial Lender”) and any new lenders permitted in accordance with “Assignments and Participations” below (together with the Initial Lender, collectively, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arranger:	The Commitment Party will act as sole lead arranger (the “Lead Arranger”) for the Term Facility and perform the duties customarily associated with such role.

Term Facility:	A senior secured term loan facility in an aggregate principal amount (the “Aggregate Principal Amount”) of up to $220 million (the “Term Facility”). The loans under the Term Facility are referred to as the “Term Loans”.

Purpose:	The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date solely to pay the Acquisition Funds (including, at the Borrower’s election, to fund any fee required in the Fee Letter) and to fund the Interest Reserve Amounts.

Availability:	The Term Facility shall be borrowed in a single drawing on the Closing Date. Upon the satisfaction of the conditions set forth in the “Conditions to the Borrowing” section of this term sheet and Exhibit C to the Commitment Letter, the Lenders shall fund the Term Facility within three business days after receipt of the Borrowing Notice (as defined below). Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto and the Fee Letter, respectively.

Default Rate:	With respect to overdue principal, at the interest rate otherwise applicable plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the base rate (to be defined) plus 2.00% per annum, which, in each case, shall be payable on demand.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Facility Term Sheet is attached, including Exhibits A and C thereto.

Final Maturity and Amortization:	The Term Facility will mature on the date that is two (2) years after the Closing Date and its then outstanding aggregate principal amount will be payable on the maturity date.

Guarantees:	All the obligations of the Borrower under the Term Facility to the Lenders and the Agents (the “Borrower Obligations”) shall, without any limitation, be unconditionally and irrevocably guaranteed on a senior basis by Mr. Herman Man Guo ( ) (the “Sponsor”), Ms. Dan Shao ([ ) (together with the Sponsor, the “Permitted Holders”) and Parent (collectively with the Permitted Holders, the “Guarantors”).

Security:	The Borrower Obligations and all the obligations of the Guarantors under the guarantees (collectively, the “Secured Obligations”) will be secured by a first priority pledge, charge or mortgage (i) by the Onshore Cash Pledgor (as defined below) of the Cash Pledge Accounts (and the deposits in such accounts) described below (the “Cash Pledge”), which shall become effective on the Closing Date, (ii) by the direct parent(s) of Beijing AirMedia Shengshi Advertising Co., Ltd. ( ) (“AirMedia Shengshi”) of 92.09% of the equity interests in AirMedia Shengshi, which shall become effective within five business days following the Closing Date, (iii) by the Permitted Holders of all the shares held by them either directly in Parent and/or in any company which holds any equity interests in Parent (the “SPV”), which shall become effective immediately prior to closing, (iv) by all the shareholders of Parent of 100% of the equity interests in Parent, which shall become effective immediately prior to closing, (v) by Parent of 100% of the equity interests in the Borrower (i.e. in Merger Sub before the Acquisition and in the Target after the Acquisition), which shall become effective immediately prior to closing in the case of the pledge of Merger Sub, and on the Closing Date in the case of the pledge of Target, and (vi) by all the shareholders of 100% of the equity interests in Broad Cosmos Enterprises Ltd., Air Media Internal Limited and Air Media (China) Limited, being all of the offshore subsidiaries of Target other than Excel Lead International Limited, which shall become effective on the Closing Date; in favor of CMB BJ in the case of clauses (i) and (ii), and in favor of CMB NY in the case of clauses (iii) through (vi), in each case as the applicable Collateral Agent for the benefit of the Lenders and the Agents (the items described in clauses (i) through (vi) above, collectively, the “Collateral”). It is understood and agreed that the perfection of the security interest in the Collateral is subject to the Limited Conditionality Provisions.

If AirMedia Shengshi is the prevailing party in the ongoing arbitration between it and Mr. Xiaoyia Zhang ( ), all the shares held by Mr. Xiaoyia Zhang shall be promptly settled and pledged to CMB BJ as a first priority pledge and shall form part of the Collateral (the “Additional Pledge Requirement”).

“Security Grantors” is defined collectively as the security grantors referred to in clauses (i) through (vi) above, and any additional pledgor pursuant to the Additional Pledge Requirement.

“Individual Grantors” is defined collectively as the Guarantors and the Security Grantors who are individuals.

Notwithstanding anything to the contrary, the Collateral shall exclude margin stock.

Cash Pledge Accounts:	The Borrower shall cause AirMedia Shengshi or any other onshore operating subsidiary of Target (such pledgor, the “Onshore Cash Pledgor”) to establish and maintain one or more segregated bank accounts with the CMB BJ (the “Cash Pledge Accounts”) and shall ensure that prior to the funding of the Term Facility, an amount in RMB that is equal to no less than 105% of the RMB equivalent (based on the exchange rate quoted by the Initial Lender) of the sum (the “Cash Pledge Amount”) of (x) the USD amount of the Aggregate Principal Amount of the Term Loans to be borrowed on the Closing Date and (y) the USD amount of two years of interest payments on the Term Loans, is on deposit in the Cash Pledge Accounts and be subject to the control of CMB BJ, and that effective on the Closing Date, CMB BJ as the on-shore collateral agent shall have been granted, in form and substance reasonably satisfactory to CMB BJ, a valid security interest in such accounts and the funds or other assets on deposit.

FX Risk Buffer and Margin Call	5% Margin Call: if RMB/USD exchange rate adversely moves from the Closing Date and Cash Pledge Amount (in RMB) to Term Loan ratio drops below 105%, the Borrower is required to deposit an amount in either USD or RMB to the Cash Pledge Accounts within three business days of demand from CMB NY, such that the Cash Pledge Amount (in RMB) to Term Loan ratio is no less than 105%.

“Cash Pledge Requirements” is defined collectively as the requirements imposed on the Borrower and the OnShore Cash Pledgor under the sections entitled “Cash Pledge Accounts” and “FX Risk Buffer and Margin Call” of this Exhibit B.

Onshore Subsidiaries Accounts	The following onshore operating subsidiaries of Target (the “Onshore Subsidiaries”) shall open bank accounts with CMB BJ:

( )

Offshore Subsidiaries Accounts	All offshore subsidiaries of the Parent involved in the upstream dividends for repayment of the Term Facility (the “Offshore Subsidiaries”) shall open bank accounts with CMB NY, and the Borrower shall deposit the portion of the Aggregate Principal Amount of the Term Loans constituting two years of interest payments on the Term Loans (the “Interest Reserve Amounts”) in its account with CMB NY on the Closing Date.

Mandatory Prepayments:	Mandatory prepayments of borrowings under the Term Facility shall be limited to: (a) 100% of the net cash proceeds received after the Closing Date from the sale or other disposition of all or any part of the assets of Parent or any of its subsidiaries in excess of a threshold to be mutually agreed, subject to customary exceptions, thresholds and reinvestment provisions to be agreed in the Term Facility Documentation, (b) 100% of the net proceeds received by Parent or any of its subsidiaries from the issuance of debt or disqualified preferred stock after the Closing Date, other than permitted debt under the Term Facility Documentation, and (c) 100% of all net cash casualty and condemnation proceeds received by Parent or any of its subsidiaries after the Closing Date in excess of a threshold to be mutually agreed upon, subject to customary exceptions and reinvestment provisions to be agreed in the Term Facility Documentation.

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ break-funding costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

Prepayments from the profits to be distributed and asset sale or other disposition proceeds will be limited under the Term Facility Documentation to the extent such prepayments would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation.

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Facility will not be permitted during the first six months after the Closing Date, and will be permitted at any time thereafter, subject to reimbursement of the Lenders’ break-funding costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period, without premium or penalty; provided that (i) the Borrower shall give the Administrative Agent written notice no less than three (3) business days prior to the requested prepayment date and (ii) the amount of each voluntary prepayment must be no less than $10 million and in integral multiples of $5 million.

All voluntary prepayments of the Term Facility will be applied as directed by the Borrower (and absent such direction, in direct order of maturity).

Conditions to the Borrowing:	The availability of the borrowing and other extensions of credit under the Term Facility on the Closing Date will be subject solely to (a) delivery of a customary borrowing notice (the “Borrowing Notice”), (b) the accuracy of the Specified Representations and the Specified Acquisition Agreement Representations, in each case in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be accurate in all respects, and (c) the conditions set forth in Exhibit C to the Commitment Letter.

Term Facility Documentation:	The definitive financing documentation for the Term Facility will consist of a credit agreement, guarantees, applicable collateral agreements and the necessary ancillary documents (collectively, the “Term Facility Documentation”) which shall be initially drafted by counsel for the Administrative Agent and shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated promptly in good faith and (ii) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms as the Borrower and the Lead Arranger shall reasonably agree; it being understood and agreed that the Term Facility Documentation shall be based on and substantially consistent with transaction documents for a comparable financing of a going private transaction involving a company publicly listed in the U.S., subject to such changes and adjustments as shall be reasonably necessary and mutually agreed to by the Borrower and the Lead Arranger, giving due regard to the operational and strategic requirements of Parent and its subsidiaries in light of their consolidated capital structure, size, industry and practices and proposed business plan (after giving effect to the Transactions) (the principles described above, the “Documentation Principles”).

Representations and Warranties:	Limited to the following (in each case, to be applicable to Parent, the Borrower, and the subsidiaries, and the other Guarantors and Security Grantors (provided that Individual Grantors shall only be subject to customary representations and warranties relating to their guarantee and their grant of security in the Collateral, as applicable), and subject to customary exceptions, thresholds and qualifications consistent with the Documentation Principles): organizational status and good standing; power and authority, due authorization, qualification, execution, delivery and enforceability of Term Facility Documentation; with respect to the execution, delivery and performance of the Term Facility Documentation, no violation of, or conflict with, material law, organizational documents or material agreements; compliance with material law (including environmental laws); litigation; use of proceeds and compliance with margin regulations; material governmental and third party approvals with respect to the execution, delivery and performance of the Term Facility; inapplicability of Investment Company Act; solvency of Parent and its subsidiaries on a consolidated basis; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); since the Closing Date, no Material Adverse Effect (as defined below); taxes; insurance; pension plans; PATRIOT Act; OFAC; FCPA; anti-money laundering laws; subsidiaries; intellectual property; status of Term Facility as “senior debt”; ownership of properties; and creation, perfection and priority of liens.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had or could reasonably be expected to have a material and adverse effect on (a) the business or financial condition of Parent and its subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform its payment obligations under the Term Facility Documentation or (c) the rights and remedies of the Agents and the Lenders under the Term Facility Documentation.

Affirmative Covenants:	Limited to the following (in each case, to be applicable to Parent, the Borrower and the subsidiaries, the other Guarantors and Security Grantors (provided that Individual Grantors shall only be subject to customary covenants relating to their guarantee and their grant of security in the Collateral, as applicable), and subject to customary exceptions, thresholds and qualifications consistent with the Documentation Principles): delivery of annual audited consolidated and semi-annual unaudited financial statements of Parent and its subsidiaries within 120 days of the end of the fiscal year ending after the Closing Date and 60 days of the end of the first fiscal half of any fiscal year ending after the Closing Date, and, in connection with the above-mentioned annual financial statements, an annual audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or scope of the audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Term Facility occurring within one year from the time such opinion is delivered or (ii) any potential, but not actual, inability to satisfy a financial maintenance covenant on a future date or in a future period), or similar explanatory paragraphs, officers’ compliance certificates and other information reasonably requested by the Administrative Agent; notices of defaults, material litigation; inspections by the Administrative Agent (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear); maintenance of existence and corporate franchises, rights and privileges; maintenance of books and records; payment of taxes and similar claims; compliance with laws and regulations (including environmental, pension plans; Patriot Act, OFAC, FCPA and anti-money laundering laws); use of proceeds; and further assurances on collateral matters; the Cash Pledge Requirements; and the Additional Pledge Requirement.

Negative Covenants:	Limited to the following (in each case, to be applicable to Parent, the Borrower and the subsidiaries, the other Guarantors and Security Grantors (provided that Individual Grantors shall only be subject to customary covenants relating to their guarantee and their grant of security in the Collateral, as applicable), and subject to customary exceptions, thresholds and qualifications consistent with the Documentation Principles):

a)

limitations on the incurrence of indebtedness (which shall permit, among other things, (i) the indebtedness under the Term Facility and any permitted refinancings thereof, (ii) non-speculative hedging arrangements, (iii) any indebtedness of the Target and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding with the consent of the Lead Arranger and any permitted refinancings thereof, (iv) purchase money indebtedness and capital leases in an amount to be agreed, (v) indebtedness of an acquired company or secured by acquired assets, to the extent such indebtedness is assumed or remains outstanding in connection with the related acquisition; provided that (A) such indebtedness was not incurred in contemplation of such acquisition, (B) such indebtedness shall not exceed $5 million and (C) such acquisition is a permitted investment or acquisition (“Acquired Indebtedness”), (vi) refinancings of permitted indebtedness (“Refinancing Indebtedness”), subject to customary limitations on the amount, tenor and weighted average life of such Refinancing Indebtedness, (vii) a general debt basket in an amount of $5 million which may be secured to the extent permitted by exceptions to the lien covenant, (viii) any indebtedness incurred pursuant to convertible bonds or notes or other mezzanine arrangements solely to fund the Cash Pledge Amount in accordance with the requirements set forth in Sections 9 and 10 of Exhibit C hereto, and (viii) other customary exceptions, including certain intra-group indebtedness);

b)

limitations on liens (which shall prohibit any pledge of the Cash Pledge Accounts and other Collateral to any party other than the Lenders but shall permit, among other things, (i) liens securing the obligations arising under the Term Facility and permitted refinancing thereof, (ii) any liens (other than liens on the Collateral) of the Target and its subsidiaries incurred prior to the Closing Date which remain outstanding and are permitted to remain outstanding with the consent of the Lead Arranger, (iii) liens on equipment or fixed assets that are subject to permitted purchase money indebtedness or capital leases in each case permitted to be incurred pursuant to clause (a)(iv) above, (iv) liens (other than liens on the Collateral) securing Acquired Indebtedness; provided that such liens were not created in contemplation of the applicable acquisition, (v) liens (other than liens on the Collateral) securing Refinancing Indebtedness, to the extent the indebtedness being refinanced was secured, (vi) a general lien (other than liens on the Collateral) basket in an amount of $5 million, and (vii) other customary exceptions);

c)	limitations on fundamental changes (including, without limitation, the reduction of registered and issued capital of the Borrower, and the restructuring of Parent and the subsidiaries, subject to exceptions for post-merger restructuring plans to be agreed between the Borrower and the Lead Arranger);

d)	limitations on asset sales (including sales of subsidiaries), sale and lease back transactions and other asset disposals (to be defined in the Term Facility Documentation), with carve-outs to include asset sales the proceeds of which are applied to prepay the Term Loans and the transfer of up to 10% of the shares in Parent by SPV and/or the Permitted Holders for the purposes of satisfying ESOP awards granted;

e)	limitations on investments and acquisitions, provided that the Borrower may make investments and acquisitions with funds received from its investors (and in compliance with the other covenants or provisions of the Term Facility);

f)	limitations on dividends or distributions on, or redemptions of, equity interests: without the prior written consent of the Administrative Agent, Borrower, Parent and their subsidiaries shall not make any distributions or pay any dividends other than for the purpose of repayment of the debt under the Term Facility, but they shall be permitted to make (i) subject to no continuing event of default, customary payments or distributions to pay the tax liabilities and overhead expenses of any direct or indirect parent, to the extent such payments cover taxes that are attributable to the activities of the Borrower or its subsidiaries or such parent’s ownership of the Borrower or its subsidiaries and are net of any payments already made by the Borrower and its subsidiaries, and (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes.

g)	limitations on prepayments or redemptions of any subordinated indebtedness for borrowed money or any indebtedness for borrowed money secured on a junior basis to the Term Facility;

h)	limitations on negative pledge clauses;

i)	limitations on burdensome agreements;

j)	limitations on amendments of material agreements;

k)	limitations on transactions with affiliates;

l)	limitations on changes in lines of business; and

m)	limitations on changes of fiscal year.

Events of Default:	Limited to the following (to be applicable to Parent, the Borrower and the subsidiaries, the other Guarantors and Security Grantors): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than the Cash Pledge Requirements, use of proceeds, notices of default and maintenance of existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect (subject to a thirty day grace period in the case of misrepresentations that are capable of being cured); cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of the Guarantors, the Borrower or any of the material subsidiaries of Parent or the Security Grantors (with a 60 day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; actual or asserted (in writing) invalidity of material guarantees or security interest in Collateral; Change of Control (as defined below).

Change of Control	“Change of Control” shall be deemed to have occurred if (a) the Permitted Holders shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 50.1% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Parent, or (b) Parent shall cease to directly own, beneficially and of record, 100% of the issued and outstanding equity interests of the Borrower.

Voting:	Amendments and waivers of the Term Facility Documentation will require the approval of Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Term Facility (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal, and (C) extensions of scheduled amortization payments or final maturity (it being understood that a waiver of any mandatory prepayment shall not constitute an extension of any maturity date) or the date for the payment of interest, premiums or fees, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the guarantees or releases of all or substantially all of the Collateral and (iii) customary protections for the Administrative Agent will be provided.

The Term Facility Documentation shall contain customary provisions for replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the Term Loans shall have consented thereto.

Cost and Yield Protection:	The Term Facility Documentation will include customary tax gross-up, cost and yield protection provisions.

Assignments and Participations:	After, but not before, the elapse of three months from the Closing Date, the Lenders will be permitted to assign (other than to natural persons) loans under the Term Facility with the consent of the Borrower (any such consent shall be deemed to be given after 15 business days’ notice if the Borrower fails to respond) and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required after the occurrence and during the continuance of a payment, bankruptcy or non-compliance with the Cash Pledge Requirements Event of Default and (B) no consent of the Administrative Agent or the Borrower shall be required if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another applicable Lender, an affiliate of an applicable Lender or an approved fund) will be in an amount of $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans. Assignments will be by novation. The Administrative Agent shall receive a processing and recordation fee no less than $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lender or any of their affiliates).

After, but not before, the elapse of three months from the Closing Date, the Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Expenses and Indemnification:	The Guarantors and the Borrower shall pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Agents and the Commitment Party (without duplication) associated with their due diligence investigation, the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Term Facility Documentation (including the reasonable fees, disbursements and other charges of a single New York law firm identified herein, a single local counsel in each relevant jurisdiction or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed) and consultants (to the extent retained with Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Agents, the Commitment Party and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives of the foregoing and their successors and permitted assigns (each, an “Indemnified Party”), and hold them harmless from and against any and all losses, claims, damages and liabilities of any kind or nature and the reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing (including the reasonable fees, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole, and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnified Parties taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Party(s) affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected indemnified person)) of any such Indemnified Party arising out of or in connection with, any claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (regardless of whether such Indemnified Party is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) relating to the Transactions, including the financing contemplated hereby; provided that no Indemnified Party will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any Related Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach by such Indemnified Party or any Related Indemnified Person of its obligations under the Term Facility (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) any proceeding between and among Indemnified Parties that does not involve an act or omission by Parent, the Borrower or any of their subsidiaries; provided that the Administrative Agent, the Lead Arranger and any other agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso applies to such person at such time.

Governing Law and Forum:	The Term Facility Documentation (other than local law governed security documents) will be governed by New York law and will provide for the parties thereto to submit to the non-exclusive jurisdiction and venue of the Federal and state courts of the State of New York sitting in the Borough of Manhattan in New York City.

Counsel to the Administrative Agent and Lead Arranger:	Allen & Overy LLP.

ANNEX I

Interest Rates:	LIBOR plus 2.0% per annum.

The Borrower may only elect interest periods of 3 months for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days.

Interest shall be payable in arrears at the end of each interest period and on the applicable maturity date.

“LIBOR” means the London interbank offered rate for U.S. dollar deposits for a three month interest period appearing on the Reuters Screen LIBOR01 Page or such other screen as may be determined prior to the Closing Date (or otherwise on the Reuters screen).

EXHIBIT C

Project Sky

Summary of Additional Conditions2

The borrowings under the Term Facility shall be subject to the satisfaction or waiver, in each case, in the Administrative Agent’s reasonable determination, of the following conditions:

1. (x) In respect of any pending class action in the United States federal courts against Parent, Borrower, the Target, any Guarantors or Security Grantors that is known to Parent, Borrower or the Target as of the second business day prior to the Closing Date, the Lead Arranger and the Initial Lender shall have received a report from Borrower’s counsel containing the details of the parties to the litigation, allegations made against the defendant(s) and the status of the litigation to the business day prior to the Closing Date, and (y) the Lead Arranger and the Initial Lender (acting reasonably) shall be satisfied that the litigation does not have, and would not have, a Material Adverse Effect (as defined in Exhibit B to the Commitment Letter).

2. No Material Adverse Effect (as defined in the Acquisition Agreement in effect as of the date hereof) shall have occurred since the date of the Acquisition Agreement.

3. The Acquisition shall have been consummated, or substantially simultaneously with the borrowing under the Term Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Party in their capacities as such, unless consented to in writing by the Lead Arranger (such consent not to be unreasonably withheld or delayed; provided that (x) any amendment, waiver or consent which result in a reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders or the Commitment Party, if it is accompanied by a permanent and automatic reduction of the Commitments under the Term Facility in an equivalent amount, and (y) any increase in purchase price for the Acquisition equal to or less than 10% shall not be deemed to be materially adverse to the Lenders or the Commitment Party, if the Borrower can provide evidence satisfactory to the Lenders and the Commitment Party that it has sufficient funds (in addition to the Commitment hereunder) to pay the adjusted purchase price in full). The Administrative Agent shall have received evidence of (i) the staff of the U.S. Securities and Exchange Commission (“SEC”) have indicated to the Target’s counsel that they are not reviewing or, in connection with their review, have no further comments with respect to the Proxy Statement or the Schedule 13E-3 filed with the SEC in connection with the Acquisition and (ii) the public announcement of execution and delivery of the Acquisition Agreement by the Target.

4. The Administrative Agent shall have received evidence substantially simultaneously with the borrowing under the Term Facility that the Permitted Holders own directly or indirectly not less than 67.9% of the ownership interest in Parent.

5. The Administrative Agent shall have received (a) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for, the three most recently completed fiscal years ended not less than 180 days prior to the Closing Date, and (b) unaudited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of income, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for each subsequent fiscal quarter occurring after the last fiscal year of Target and ended not less than 90 days before the Closing Date, in each case, prepared in accordance with the generally applicable accounting principles in the United States; provided that, for each of clause (a) and (b) above, the Administrative Agent shall be deemed to have received such financial statements to the extent and upon the filing of such financial statements with the U.S. Securities and Exchange Commission by the Target.

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.

6. Subject in all respects to the Limited Conditionality Provisions, all documents and instruments (including without limitation stock certificates and related stock transfer powers) required to create and perfect the Collateral Agents’ security interest in the Collateral in respect of the Term Facility shall have been executed and delivered and, if applicable, be in proper form for filing.

7. The Agents shall have received evidence of (i) the deposit of the Cash Pledge Amount and maintenance of such Cash Pledge Amount in the Cash Pledge Accounts, (ii) the pledge of the Cash Pledge Amount to CMB BJ in the form of a cash pledge certificate issued by CMB BJ, and (iii) opening of the Onshore Subsidiary bank accounts with CMB BJ and Offshore Subsidiary bank accounts with CMB NY. In addition, the Administrative Agent shall have been satisfied that substantially concurrently with funding under the Term Facility, the Interest Reserve Amounts shall be deposited into the Borrower’s account with CMB NY.

8. The Agents shall have received (i) a description from the Parent, Borrower or the Onshore Cash Pledgor, in reasonable detail and in form and substance satisfactory to the Agents, of the proposed source of funding to fulfill the margin call requirements under “FX Risk Buffer and Margin Call” of Exhibit B, and (ii) a detailed plan from AirMedia Shengshi, in form and substance satisfactory to the Agents, regarding the remittance of funds from China to the United States for repayment of the Term Loans.

9. The Agents shall be satisfied that any debt, obligation or liability incurred by AirMedia Shengshi in connection with any transactions with its onshore affiliates (including any entity directly liable under the Investor Arrangement (as defined below)) to facilitate the Cash Pledge shall not mature or be due and payable prior to the maturity of the Term Facility.

10. The Agents shall have received the following documents, in each case, in form and substance satisfactory to the Agents:

(i) a commitment letter from the Permitted Holders and Mr. Qing Xu (together with the Permitted Holders, the “Buyer Group”) and all the shareholders of AirMedia Online Network Technology Co., Ltd. ( ) (“AirMedia Online”), demonstrating that all funds to be raised by the Buyer Group prior to funding of the Term Loans have been obtained and are in place, and confirming that any bond, notes or other instrument issued in connection with Investor Arrangement (as described below) shall be subordinated to the Term Facility, and that the Investor Agreement (as defined below) complies with the conditions in clause (ii) below;

(ii) any agreement or document (collectively, the “Investor Agreement”) signed by, among others, the Buyer Group, shareholders of AirMedia Online, and the investors (the “Investors”) in relation to certain funding to be provided by the Investors in connection with the Transactions (the “Investor Arrangement”), subject to the following: (x) the Investor Agreement shall not include any provisions that are adverse to the interest of the lenders under the Term Facility, and the Agents shall have been satisfied that the proceeds from the Investor Arrangement can ultimately be used for the Cash Pledge; and (y) the Investor Agreement shall contain the following provisions (otherwise the Commitment Letter will terminate and cease to have any further force or effect): (1) the Investors expressly acknowledge and confirm that the proceeds of their investment (as debt or equity) will be used for purpose of the Cash Pledge and the Cash Pledge Amount may be applied directly towards repayment of the Term Loans, (2) if the Investors have not exercised their equity conversion rights under the Investor Arrangement, the indebtedness under the Investor Arrangement cannot mature prior to the maturity of the Term Loans, (3) if the Investors have exercised their equity conversion rights under the Investor Arrangement, any equity subscription agreement in connection with such conversion shall not contain any provisions that will adversely affect the rights and remedies of the Lenders in respect of the Collateral, (4) the parties to the Investor Agreement do not object to the transfer of funds from AirMedia Online to AirMedia Shengshi as described in sub-clause (iv)(2) below, and (5) the restrictions on debt, lien and disposition in respect of AirMedia Online as described in sub-clause (iv)(1) below;

(iii) a commitment letter from AirMedia Shengshi (and, to the extent required, its shareholders) containing the following: (1) prior to repayment in full of the Term Loans, it will not incur any additional debt, and the equity interests in AirMedia Shengshi will not be pledged, sold, transferred or otherwise disposed of other than to secure the obligations under the Term Facility, and (2) it shall ensure that no dispute or proceeding will affect the validity or enforcement of the Cash Pledge; and

(iv) a commitment letter from AirMedia Online (and, to the extent required, its shareholders) containing the following: (1) prior to repayment in full of the Term Loans, it will not incur any additional debt, and the equity interests in AirMedia Online will not be pledged, sold, transferred or otherwise disposed of other than any equity transfer in connection with the Investor Arrangement on terms satisfactory to the Agents, (2) it expressly agrees to transfer its portion of the funds to AirMedia Shengshi by way of settlement against certain then existing debt it owed to AirMedia Shengshi (and not as a loan from it to AirMedia Shengshi), with the understanding that such funds will be used for purpose of the Cash Pledge, and the Cash Pledge Amount may be used to repay the obligations under the Term Facility, and (3) within a week of the Closing Date, its shareholders (or any other relevant governing body) will ratify and approve the provisions described in this sub-clause (iv) by way of shareholder resolution or other requisite approvals.

11. At least two business days prior to the Closing Date, the Administrative Agent and the Lead Arranger shall have received all documentation and other information about the Borrower and the Guarantors, in each case that shall have been reasonably requested by the Administrative Agent or the Lead Arranger in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

12. The closing of the Term Facility shall have occurred on or before the Expiration Date.

13. (i) The execution and delivery by the Borrower and the Guarantors of the Term Facility Documentation (including guarantees by the applicable Guarantors and the cash pledge agreement) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheets and (ii) delivery to the Administrative Agent of customary legal opinions (including without limitation US legal opinions from counsel to the Borrower and the Guarantors), customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions where applicable, in each case with respect to the Borrower, the Guarantors and the Security Grantors (to the extent applicable).

14. No bankruptcy Event of Default in relation to Parent, the Borrower, any Permitted Holder or the Onshore Cash Pledgor shall have occurred and be continuing on such date (immediately prior to giving effect to the extensions of credit requested to be made) or would result after giving effect to the extensions of credit requested to be made on the Closing Date.

15. All fees required to be paid on or prior to the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the borrowings under the Term Facility, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term Facility).